Exhibit 4.3
FORM OF REDEMPTION ORDER

wShares Bitcoin Fund

CUSIP: 929357 101
ISIN: US9293571017

DATE:  ___________________1
TO:            UMB Fund Services, Inc., as Administrator of wShares Bitcoin Fund (the “Trust”)
Broadridge Corporate Issuer Solutions, Inc., as Transfer Agent of the Trust
RE:            Redemption of Shares Pursuant to Article 5 of the Trust Agreement of the Trust

Reference is made to that certain Amended and Restated Declaration of Trust and Trust Agreement of the Trust dated as of February 11, 2022 (as the same may be further amended, restated or supplemented from time to time, the “Trust Agreement”) pursuant to which the Trust issued its shares (the “Shares”) designated above by its CUSIP number.  Capitalized terms used in this Redemption Order but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement.
The undersigned DTC Participant requests the redemption for cash of ________ Shares (the “Redeemed Shares”) in accordance with, and subject to the terms and conditions set forth in, the Trust Agreement, and directs the Transfer Agent to cancel such Shares on ____________________ (the “Redemption Date”).2  The Trust shall use commercially reasonable efforts to pay amounts relating to the Redeemed Shares in accordance with the wire instructions provided below within five (5) Business Days after the Redemption Date; provided that if a Suspension Event occurs, the Trust shall make such payment as soon as practicable thereafter.
The undersigned DTC Participant understands and agrees that it must deliver the Redeemed Shares by submitting a Deposit/Withdrawal At Custodian instruction (a “DWAC”) through the facilities of DTC by no later than 4:00 p.m., New York time, on the Business Day prior to the Redemption Date.  In the event that either: (i) the total Shares delivered by the DTC Participant via DWAC instruction does not match the Redeemed Shares listed above, or (ii) the DTC Participant does not deliver the Redeemed Shares via DWAC instruction on the date that is the Business Day prior to the Redemption Date, then in each case, the Redeemed Shares shall not be redeemed on the Redemption Date and shall instead remain outstanding.

1 Redemption Order must be received by the Administrator no later than 4:00 pm (New York time) on the date that is five (5) Business Days prior to the Redemption Date.
2 This should reflect the last Business Day of the month.

Wire Instructions:

Name of Bank:
Address of Bank:

Swift Code:
ABA Number:
Name of Account:
Account Number:

DTC Participant Details:

Investor Name (Print):
DTC Participant Name (Print):
DTC Participant Number:
DTC Participant Contact Name:
DTC Participant Contact Telephone:
DTC Participant Contact Email:

Signature of DTC Participant	Signature Guarantee

NOTE:    The signature of the person executing this Redemption Order must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP.
Delivery Instruction
DTC Participant must email Redemption Order to:
wsharesbitcoinfund@umb.com

DTC Participant must mail original Redemption Order to:

Broadridge Shareholder Services
c/o Broadridge Corporate Issuer Solutions
1155 Long Island Avenue
Edgewood, NY 11717-8309